Exhibit 5.1

December 3, 2019

Intec Pharma Ltd.

12 Hartom St, Har Hotzvim

Jerusalem 9777512

Israel

Ladies and Gentleman:

We have acted as counsel for Intec Pharma Ltd., a company limited by shares and organized under the laws of the State of Israel (the “Company”), in connection the Ordinary Shares Purchase Agreement, dated December 2, 2019 (the “Sales Agreement”), by and between the Company and Aspire Capital Fund, LLC (the “Buyer”), pursuant to which the Company may sell and issue, from time to time, up to $10,000,000 of ordinary shares of the Company, no par value (the “Ordinary Shares”) as well as 612,520 ordinary shares of the Company, no par value to the Buyer (the “Commitment Shares”). The Ordinary Shares and the Commitment Shares will be issued under the Company’s registration statement on Form S-3 (File No. 333-230016) (the “Registration Statement”).

In connection with this opinion we have examined the following:

1.	The amended and restated articles of association of the Company, as amended to date (the “Articles”), and all corporate proceedings made available to us by the Company relating to the issuance and the sale of the Ordinary Shares to the Buyer pursuant to the Sales Agreement;

2.	The Registration Statement;

3.	The Sales Agreement; and

4.	Such instruments, corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

For purposes of our opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to factual matters, we have relied solely upon certificates of public officials and of officers of the Company, oral and written representations made to us by officers of the Company and in the Sales Agreement and an examination of the documents as set forth above. We express no opinion as to matters of fact.

We have further assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel, and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise or to reflect any facts or circumstances that may hereafter come to our attention. This opinion is expressly limited to the matters set forth below, and we render no opinion, whether by implication or otherwise, as to any other matters.

Based upon the foregoing, we are of the opinion that, (i) assuming that prior to the issuance of any of Ordinary Shares under the Sales Agreement, the price, number of Ordinary Shares and certain other terms of issuance with respect to any specific issuance of shares under the Sales Agreement will be authorized and approved by the Company’s board of directors (the “Board”) or a pricing committee of the Board in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the Ordinary Shares shall have been taken and, upon issuance and payment for pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the offering of the Ordinary Shares, the Ordinary Shares will be validly issued, fully paid and non-assessable; (ii) the Commitment Shares, when issued and delivered by the Company in accordance with and in the manner described in the Sales Agreement, will be validly issued, fully paid and non-assessable. Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal
Meitar Liquornik Geva Leshem Tal

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